Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement dated July 8, 2025, relating to the financial statements of iSpecimen, Inc., which is contained in that Prospectus, relating to the S-1/A schedules, which is contained in the Registration Statement.

We also consent to the references to us under the captions “Experts” in such Prospectus.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

July 8, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com